Exhibit 99.2

Liberty Media Corporation Closes Primary Offering and Secondary Offering on Behalf of Selling Stockholders of Series C Liberty Formula One Common Stock

ENGLEWOOD, Colo.— (BUSINESS WIRE) — Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it has closed its previously announced underwritten public offering of 40,000,000 shares of Liberty’s Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK”), consisting of 12,903,225 shares of FWONK offered by Liberty and 27,096,775 shares of FWONK offered on behalf of certain selling stockholders (the “Selling Stockholders”), at a price to the public of $31.00 per share. The Selling Stockholders acquired the shares of FWONK offered in this offering in January 2017 in connection with the consummation of Liberty’s acquisition (the “Formula 1 Acquisition”) of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1. The Selling Stockholders have granted the underwriters a 30-day option to purchase up to an additional 6,000,000 shares of FWONK at the price to the public set forth above.

Liberty received approximately $388.7 million in net proceeds, after deducting underwriters’ discounts and commissions related to the primary offering but before deducting offering expenses, from Liberty’s sale of shares of FWONK, and intends to use the net proceeds to repay existing indebtedness of a wholly owned subsidiary of Delta Topco and to pay expenses related to the offering. The net proceeds of the offering by Liberty are attributed to the Formula One Group. The Selling Stockholders received all of the net proceeds from the sale of their shares of FWONK. Liberty did not receive any proceeds from the sale of shares of FWONK on behalf of the Selling Stockholders in this offering.

Following the closing of the offering (and not taking into account any exercise by the underwriters of their 30-day option to purchase additional shares of FWONK from the Selling Stockholders), approximate ownership of the equity of the Formula One Group will be comprised of (1): (i) 19%(2) owned by the selling shareholders of Formula 1 (the “Formula 1 Selling Shareholders”) who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition, (ii) 27%(2) owned by certain third party investors who acquired shares of FWONK in December 2016 in connection with the Formula 1 Acquisition and (iii) the remaining percentage owned by other public shareholders (with 6% and 12% of the equity of the Formula One Group being comprised of shares offered by Liberty and the Selling Stockholders, respectively, in this offering).

Goldman Sachs & Co. LLC, J.P. Morgan and Morgan Stanley acted as book-running managers and representatives of the underwriters for the offering, together with BofA Merrill Lynch, Barclays, Credit Suisse and Citigroup as additional book-running managers.

The shares of FWONK were sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of FWONK or any other securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of a public offering of shares of FWONK and the use of proceeds therefrom.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty’s subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

(1) Ownership percentages are calculated based on approximately 230.6 million shares of Liberty Formula One common stock outstanding as of April 30, 2017, which includes approximately 15.7 million shares of FWONK issuable upon exchange of the Exchangeable Notes issued to the Formula 1 Selling Shareholders in connection with the Formula 1 Acquisition, based on the maximum number of shares issuable, as well as the dilutive impact of the sale by Liberty of 12,903,225 shares of FWONK in this offering, but does not include the approximately 19 million shares of FWONK held in treasury.

(2) Percentages reflect shares held at the time of their original allocation, as noted, and do not give effect to any potential subsequent purchases of Liberty Formula One common stock.

Source: Liberty Media Corporation